Exhibit 99.1

Omega Protein Announces Termination of Shareholder Rights Plan

HOUSTON, April 1, 2014 – Omega Protein Corporation (NYSE symbol: OME), a nutritional product company and a leading producer of omega-3 fish oil and specialty protein products, today announced that its Board of Directors has approved an amendment to its Shareholder Rights Plan to accelerate the final expiration date to April 1, 2014, more than six years earlier than initially specified in the Plan. The Plan was originally adopted in June 2010 in view of various factors that were then impacting the price of the Company’s common stock, including the 2010 BP oil spill in the U.S. Gulf of Mexico.

The Board of Directors made its decision to accelerate the expiration date of the Plan after receiving feedback from institutional shareholders and other investors and after considering the improvement in the price of the Company’s common stock since the Plan was initiated in June 2010. The Board concluded that this action was appropriate under the current circumstances. However, the Board reserved the right to adopt a new shareholder rights plan in the future, consistent with its fiduciary responsibilities.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

CONTACT:

Investor Relations

(713) 623-0060

hq@omegahouston.com